Exhibit (a)(1)(D)

Form of Eligible Option Information Sheet

Name:	Steps to properly complete this Eligible Option Information Sheet
Step 1: Check the box for the eligible option you want to exchange.
Step 2: Sign the appropriate election where indicated.
Step 3: Return along with your Election Form to Joshua A. Kreinberg no later than 3:00 p.m. (Pacific Time) on January 5, 2009.

If you elect to participate in the exchange offer, this sheet must be properly completed, signed and submitted with your

Election Form no later than 3:00 p.m. (Pacific Time) on January 5, 2009. If this sheet is not properly completed, signed and submitted with your Election Form, your Election Form will be rejected.

Option Grant Number	Option Grant Date	Option Expiration Date	Option Exercise Price [1]	Number of Shares Underlying Option	Number of Options Vested [2][3]	CHECK THE BOX BELOW IF YOU WANT TO EXCHANGE THE GRANT [1]
1			$			☐
2			$			☐
3			$			☐
4			$			☐
5			$			☐
6			$			☐

TO INDICATE YOUR ELECTION, SIGN ON THE APPROPRIATE SIGNATURE LINE BELOW.	Signature
I elect to exchange ALL of my eligible options
I do not want to exchange ANY of my eligible options
I elect to exchange ONLY the eligible options checked in the boxes above

[1]	This information sheet lists all of your outstanding options. However, only options with exercise prices greater than the closing price of our common stock as reported on the NYSE Alternext on the date the stockholders approve the stock option exchange will be eligible for exchange. Each option grant you elect to tender for exchange must be tendered in whole. [If the exercise price of an option is in Euros, then in order to determine if it is eligible for exchange, the exercise price will be converted into U.S. dollars on the expiration date of the exchange offer based on the OANDA FX rate on that date.]
[2]	Reflects options that will be vested as of January 5, 2009.
[3]	New options for employees, excluding executive officers, will vest according to the following schedule: (i) a percentage will immediately vest on the grant date, which percentage will equal half of the percentage that the vested amount, as of the expiration date of the exchange offer, constitutes of the entire amount of the eligible option that is surrendered by such employee; (ii) 25% of the remaining new options will vest one (1) year after the new option grant date; and (ii) the remaining 75% will vest quarterly in equal installments over three (3) years after the anniversary of the new option grant date. New options for executive officers, unlike the options for employees, will not vest at all until one (1) year after the grant date and are subject to a cap on the amount of options that will vest at such time. Any remaining amount of the new options after the initial vesting will vest monthly thereafter. New options for executive officers will vest one (1) year after the grant date in an amount equal to (i) a percentage (the “Executive Initial Vesting Percentage”) of the total amount of each new option granted to an executive officer that is equal to the lesser of (a) a percentage that is equal to half of the percentage that the vested amount as of the expiration date of the exchange offer constitutes of the entire amount of the eligible option that is surrendered by such executive officer and (b) a percentage that is equal to half of the percentage that the vested amount constitutes of the entire amount of eligible options held by our Chairman of the Board and Chief Executive Officer, Adam Berger, as of the expiration date of the exchange offer, as calculated without regard to any eligible options Mr. Berger received prior to February 2007 when he entered into his employment agreement to serve as the Company’s Chief Executive Officer; and (ii) 25% of the remaining unvested amount of the new option. The remaining new options (i.e. those left after the initial vesting described in (i) and (ii) above) will vest monthly in equal installments until four (4) years after the new option grant date.

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